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                                                                     EXHIBIT 3.1


                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          VERIZON GLOBAL FUNDING CORP.



         1. The name of the corporation is VERIZON GLOBAL FUNDING CORP.

         2. The address of its registered office in the State of Delaware is 1209 Orange Street in the city of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         4. The total number of shares of all classes of stock which the corporation shall have authority to issue is one share of Common Stock without par value.

         5. The business and affairs of the corporation shall be managed under the direction of the Board of Directors.

         6. Election of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

         7. The Board of Directors is expressly authorized from time to time to make, alter or repeal the by-laws of the corporation.

         8. To the fullest extent that the General Corporation Law of the State of Delaware, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of the corporation


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shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

         9. The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.